EXHIBIT 9

                    Opinion and Consent of Donald R. Stading

                                                Ameritas Variable Life Insurance
Company Logo




April 11, 2005



Ameritas Variable Life Insurance Company
5900 "O" Street
P.O. Box 81889 Lincoln, Nebraska 68501

Gentleman:

With reference to Post-Effective Amendment No. 15 to Registration Statement Number 33-98848 on Form N-4, filed by Ameritas Variable Life Insurance Company and Ameritas Variable Life Insurance Company Separate Account VA-2 with the Securities and Exchange Commission covering flexible premium annuity policies, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

        1. Ameritas Variable Life Insurance Company is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized by the Insurance Department of the State of Nebraska to issue variable annuity policies.

        2. Ameritas Variable Life Insurance Company Separate Account VA-2 is a duly authorized and existing separate account established pursuant to the provisions of Section 44-310.06 (subsequently repealed) and/or 44-402.01 of the Statutes of the State of Nebraska.

        3. The flexible premium variable annuity policies, when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Ameritas Variable Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said Post-Effective Amendment No. 15 to the Registration Statement on Form N-4.


Sincerely,

/s/ Donald R. Stading

Donald R. Stading
Vice President, Secretary and General Counsel